FEDERATED
                       ----------------------
                       DEPARTMENT STORES, INC.


                                      Contacts:
News Release                             Media - Carol Sanger
                                                 513/579-7764
                                       Investor - Susan Robinson
                                                 513/579-7780

FOR IMMEDIATE RELEASE



               FEDERATED PRICES SENIOR NOTE OFFERING

     CINCINNATI, OHIO, October 3, 1995 - Federated Department Stores, Inc. announced today that it has entered into an agreement providing for an underwritten public offering by the company of $400 million aggregate principal amount of 8.125 percent senior notes due 2002.

     The notes initially will be offered to the public at a price equal to
99.89 percent of the principal amount. The closing of the offering is subject to customary conditions.

     The net proceeds of the offering are expected to be used to prepay the entire $307.4 million aggregate principal amount of the company's senior convertible discount notes due 2004, as well as for other general corporate purposes, which may include expenditures related to Federated's pending acquisition of Broadway Stores, Inc. If the company's senior convertible discount notes are prepaid, formal notice of such prepayment will be given according to the instruments under which the notes were issued.

     The notes will be offered only by means of a written prospectus, which will be available from Goldman, Sachs & Co., CS First Boston, Lehman Brothers and Citicorp Securities, Inc., who are managers of the underwriting.

     Federated, with corporate offices in Cincinnati and New York, is one of the nation's leading department store retailers, with annual sales of more than $14 billion. Federated currently operates 358 department stores and more than 100 specialty and clearance stores in 35 states. Federated's department stores operate under the names of Bloomingdale's, The Bon Marche, Bullock's, Burdines, Goldsmith's, Jordan Marsh, Lazarus, Macy's, Rich's and Stern's.


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   Bloomingdale's . The Bon Marche . Bullock's        Aeropostale . Charter Club
Burdines . Goldsmith's . Jordan March . Lazarus           Macy's Close-Out
            Macy's . Rich's . Stern's                  Bloomingdale's By Mail